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                                                                  EXHIBIT 4.11

                          TENTH SUPPLEMENTAL INDENTURE

     THIS TENTH SUPPLEMENTAL INDENTURE, dated as of January 20, 2000, is executed by METAL MANAGEMENT SERVICES, INC., a Delaware corporation ("Services"), METAL MANAGEMENT STAINLESS & ALLOY, INC., a Delaware corporation ("S&A"), and METAL MANAGEMENT WEST COAST HOLDINGS, INC., a Delaware corporation ("Holdings"), each a wholly-owned subsidiary of METAL MANAGEMENT, INC., a Delaware corporation (the "Company"), for the sole purpose of granting a guarantee under the Indenture (as amended from time to time, the "Indenture"), dated as of May 13, 1998, with respect to the Company's 10% Senior Subordinated Notes due 2008 (the "Notes"), entered into among the Company, the Guarantors (as defined therein) and LASALLE NATIONAL BANK, as trustee (the "Trustee").

                              PRELIMINARY STATEMENT

     The Company, the Guarantors and the Trustee have entered into the Indenture. Capitalized terms used herein, not otherwise defined herein, shall have the meanings given them in the Indenture.

     Section 4.18 of the Indenture expressly provides that any Restricted Subsidiary (i) that has assets or revenues in any fiscal year in excess of $200,000, (ii) that, together with all other Restricted Subsidiaries that are not Guarantors, has assets or revenues in any fiscal year in excess of $1.0 million in the aggregate, or (iii) that is not a Guarantor and guarantees any Indebtedness of the Company, other than the Notes, or is a borrower under the Senior Credit Facility, shall execute a supplemental indenture to become a Guarantor of the Company's Notes. Pursuant to Section 4.18 of the Indenture, each of Services, S&A and Holdings execute this Tenth Supplemental Indenture to a become Guarantor of the Company's Notes. Each of Services, S&A and Holdings have, by Board Resolution, authorized this Tenth Supplemental Indenture. The Trustee has determined that this Tenth Supplemental Indenture is in form satisfactory to it.

     NOW, THEREFORE, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes issued under the Indenture from and after the date of this Tenth Supplemental Indenture, as follows:

     Section 1.    Guarantee on the Notes.
                   ----------------------

     Each of Services, S&A and Holdings hereby subjects itself to the provisions of the Indenture as a Guarantor in accordance with Article 11 of the Indenture.

     Section 2.    Counterparts
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     This Tenth Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties, notwithstanding that all parties have not signed the same counterpart.


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     IN WITNESS WHEREOF, the undersigned have caused this Tenth Supplemental
Indenture to be duly executed by its respective officers as of the day and year first above written.


                           METAL MANAGEMENT SERVICES, INC.
                           METAL MANAGEMENT STAINLESS &
                                ALLOY, INC.
                                    METAL MANAGEMENT WEST COAST
                                HOLDINGS, INC.


                           By:   /s/ David A. Carpenter
                              -------------------------------
                           Name: David A. Carpenter
                           Its:  Vice President